THE TIMBERLAND COMPANY

                         Stock Option Agreement


     The Timberland Company, a Delaware corporation ("Timberland"), hereby grants effective as of May 26, 1987 to Thomas R. Schwarz ("Optionee") the option (the "Option") to purchase up to an aggregate of 18,750 shares of Class A Common Stock of Timberland, at a price of $12.00 per share (the "Option Price") (which price is equal to the per share fair market value of Timberland Class A Common Stock on the date such price was set) and otherwise upon the terms and conditions hereinafter set forth:

     1. Exercisability and Term of Option. The Option shall be exercisable as to the following number of shares on and after the dates set forth below any time prior to the expiration of the Option:

          4,688 shares on and after May 26, 1988;
          4,688   "    "   "    "   May 26, 1989;
          4,687   "    "   "    "   May 26, 1990; and
          4,687   "    "   "    "   May 26, 1991

     2. Manner of Exercise; Payment. Subject to the provisions of paragraph 1 above, the Option may be exercised by the Optionee, his heirs or assigns at any time, in whole or in part; provided, however, that no such partial exercise shall be in increments of less than 500 shares, by notice in writing delivered to Timberland at its principal office. Such notice shall be accompanied by payment in full of the Option Price for the number of shares as to which the Option is being exercised.

     The Option (a) may not be exercised to any extent after the expiration of ten (10) years from the date of grant, (b) may only be exercised during your tenure as a director of Timberland; provided, however, that in the event of your death while serving as a director of Timberland, the Option shall become immediately exercisable by your executor or administrator, or by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, any time during the period commencing with the date of such death and expiring one year thereafter or (c) in the event you cease to act as a director of Timberland, then the Option may be exercised, to the extent that it was exercisable on the date of cessation as a director, for a period of three months following the aforesaid date of cessation.

     3. Adjustment of Option and Option Price. In the event of a stock dividend, split-up, combination of shares or other similar capital change affecting Timberland, the Option Price and the number of shares of Class A Common Stock of Timberland subject to the Option shall be appropriately adjusted.

     4. Restrictions on Transferability and Exercise. In the absence of an effective registration statement under the Securities Act of 1933, as amended (the "Act") relating thereto, Timberland shall not be required to register any transfer of shares of Timberland Class A Common Stock issued upon exercise of the option (the "Option Shares") on its books unless Timberland shall have been provided with an opinion of counsel satisfactory to it prior to such transfer that registration under the Act is no required in connection with the transaction resulting in such transfer. Each certificate evidencing Option Shares or issued upon any transfer of Option Shares shall bear an appropriate restrictive legend, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Act.

     Timberland will not be obligated to deliver any shares upon the exercise of the Option unless and until, in the opinion of Timberland's counsel, all applicable Federal and state laws and regulations have been complied with, nor unless or until all other legal matters in connection with the issuance and delivery of shares have been approved by Timberland's counsel. Without limiting the generality of the foregoing, Timberland may require from the Optionee or other person purchasing shares of Timberland Class A Common Stock hereunder such investment representation or such agreement, if any, as counsel for Timberland may consider necessary in order to comply with the Act.

     5. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of Timberland and, in the event of the death of the Optionee, his executor or administrator and the person or persons to whom the Option is transferred by will or the laws of descent and distribution. Except to the extent provided above, this Agreement may not be assigned by the Optionee without the consent of Timberland which shall not be unreasonably withheld. This Agreement shall be governed by and construed in accordance with the laws of The State of New Hampshire.

                              THE TIMBERLAND COMPANY

                              By:  /s/ Larry L. Mihalchik
                                 Title: Executive Vice President

Dated as of March 20, 1988